DISTRIBUTION AND SHAREHOLDER SERVICE PLAN


         This Plan (the "Plan") constitutes a distribution and shareholder service plan of Roulston Funds, an Ohio business trust (the "Trust"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan relates to shares of those investment portfolios identified on Schedule B to the Trust's Distribution Agreement, as such schedule may be amended from time to time (the "Plan Funds").

         Section 1. Each Plan Fund shall pay to the principal underwriter ("Distributor") of the Trust's shares of beneficial interest (the "Shares"), currently Roulston Research Corp., an Ohio corporation, or its designee, a fee in an amount not to exceed on an annual basis .25% of the average daily net asset value of such Plan Fund (the "Plan Fee") for: (a) payments Distributor makes or agrees to have made to broker/dealers, banks and other institutions (a "Participating Organization") for distribution assistance and/or Shareholder service pursuant to an agreement with the Participating Organization or for distribution assistance and/or Shareholder service provided by Distributor pursuant to the Plan; or (b) reimbursement of expenses incurred by a Participating Organization pursuant to an agreement in connection with distribution assistance and/or Shareholder service including, but not limited to, the reimbursement of expenses relating to printing and distributing prospectuses to persons other than Shareholders of a Plan Fund, printing and distributing advertising and sales literature and reports to Shareholders used in connection with the sale of Shares, and personnel and communication equipment used in servicing Shareholder accounts and prospective shareholder inquiries. For purposes of the Plan, a Participating Organization may include the Distributor and the Distributor's affiliates and subsidiaries.

         Section 2. The Plan Fee shall be paid by the Plan Funds to Distributor only to compensate Distributor for assistance or services provided, or to reimburse Distributor for payments or expenses incurred, pursuant to Section 1.

         Section 3. The Plan shall not take effect with respect to a Plan Fund until it has been approved by the vote of the initial Shareholder of such Fund to the extent required by the 1940 Act.

         Section 4. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

         Section 5. The Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in
Section 4.



         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Plan Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 7. The Plan may be terminated as to a Plan Fund at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Shares of a Plan Fund.

         Section 8. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

     (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Plan Fund, on not more than 60 days' written notice to any other party to the agreement; and

     (b) That such agreement shall terminate automatically in the event of its assignment.

         Section 9. The Plan may not be amended to increase materially the amount of distribution expenses of a Plan Fund permitted pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding voting securities of such Plan Fund, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in Section 4.

         Section 10. As used in the Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.


Effective: January 20, 1995, as amended September 7, 2001

Reapproved by shareholders:  October 25, 2001